UNITED STATES
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The following includes a transcript of the conference call held on May 1, 2018 by Acacia Research Corporation (NASDAQ: ACTG) (“Acacia” or the “Company”) to announce its earnings for the first quarter of 2018.

Welcome, and thank you for joining today’s First quarter 2018 shareholder conference call.

I am Rob Stewart, president of Acacia Research. With me this afternoon are Clayton Haynes our CFO and Ed Treska, our head of licensing and General Counsel.

Today, Clayton will review our financial performance and Ed will review the status of some of our current licensing and enforcement programs. I will then provide a business update for Acacia.

First, our Safe harbor statement.

Today’s call may involve what the SEC considers to be forward-looking statements. Please refer to our earnings release filed with the SEC today as an exhibit to our 8-K for our forward-looking statement disclaimer.

In today’s call, the terms “we”, “us” and “our” refer to Acacia Research Corporation and its wholly and majority-owned operating subsidiaries. All patent rights, acquisitions, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

I will now turn the call over to Clayton Haynes for the financial review.

Thank you Rob.

And thank you to those joining us for today’s first quarter 2018 earnings conference call. Today, I will provide a summary of the first quarter 2018 results, an update of our current financial condition and a recap of our 2018 expense outlook.

As reported today, first quarter 2018 revenues increased to $62.1 million, compared to $8.9 million of revenues in the comparable prior year quarter.

In the first quarter of 2018, one licensee individually accounted for 96% of revenues recognized. In the first quarter of 2017, two different licensees individually accounted for 73% and 12% of revenues recognized.

For the first quarter of 2018, we reported a GAAP net loss of $32.0 million or $0.63 per share versus a GAAP net loss of $11.8 million, or $0.24 cents per share for the comparable prior year quarter.

On a non-GAAP basis, excluding general and administrative noncash stock compensation, and patent amortization charges, we reported a first quarter 2018 non-GAAP net loss of $26.0 million, or $0.51 cents per share, as compared to a non-GAAP net loss, of $4.2 million, or $0.08 cents per share for the first quarter of 2017.

Excluding the impact of the change in fair value of our equity investment in Veritone, non-GAAP net income for the first quarter of 2018, was $15.1 million, or $0.30 per diluted share.

The GAAP and non-GAAP first quarter 2018 results included an unrealized investment loss totaling $(41.1) million, comprised of an unrealized loss related to the application of the fair value method of accounting to our equity investment in Veritone and the requirement to mark our Veritone investment to market each period. The unrealized loss resulted from the net decrease in Veritone's NASDAQ quoted stock price during the three months ended March 31, 2018.

Please refer to our disclosures regarding the presentation of non-GAAP financial measures and other notes in today’s earnings release and 8-K filed with the SEC.

First quarter 2018 inventor royalties expense totaled $21.7 million, as compared to $0.7 million in the comparable prior year quarter, primarily due to the significant increase in revenues quarter to quarter.

First quarter 2018 contingent legal fees expense totaled $15.8 million as compared to $0.6 million in the comparable prior year quarter, primarily due to the same increase in revenues quarter to quarter.

First quarter 2018 operating expenses also included $4.0 million in other direct costs of revenues.

Average margins for the first quarter of 2018 were 33%, as compared to 85% in the comparable prior year quarter. The first quarter 2017 margin reflects higher levels of upfront cost recovery related preferred returns for the licensing programs generating revenues in the first quarter of 2017.

First quarter 2018 litigation and licensing expenses decreased 57%, to $2.7 million, compared to $6.4 million in the prior year quarter, due primarily to a net decrease in litigation support and third-party technical consulting expenses associated with ongoing licensing and enforcement programs and an overall decrease in portfolio related enforcement activities.

First quarter 2018 general and administrative expenses, excluding non-cash stock compensation expense, decreased 8% to $4.4 million, compared to $4.8 million in the comparable prior year quarter, due primarily to a reduction in personnel costs in connection with headcount reductions in 2017 and a decrease in corporate, general and administrative costs.

Non-cash stock compensation expense decreased due to a decrease in expense for market-based performance stock options expensed on an accelerated basis in the first quarter of 2017 and a decrease in the fair value of our Veritone related profits interest units, consistent with the decrease in fair value of the underlying Veritone warrant during the first quarter of 2018. Profits interest related non-cash stock compensation expense is adjusted each reporting period for changes in estimated fair value, which is primarily based on the quoted market price of Veritone common stock.

Cash and short term investments totaled $179.6 million as of March 31, 2018, versus $136.6 million as of December 31, 2017. Working capital totaled $139.2 million as of March 31, 2018, versus $130.1 million as of December 31, 2017.

The change in cash and short term investments during the first quarter of 2018 was primarily comprised of cash inflows from operations of $50.0 million and our February 2018 additional investment in the Miso Robotics Series B financing totaling $6.0 million.

From a working capital standpoint, inventor royalty and contingent legal fee obligations totaling $39.9 million related to Q1 2018 revenues are generally payable during the second quarter of 2018.

As of the end of the first quarter of 2018, our net operating loss carryforwards totaled approximately $172 million and foreign tax credits available for use in future periods totaled approximately $52M.

Turning now to a brief recap of our fiscal 2018 expense outlook.

We expect our 2018 fixed SG&A expense, excluding noncash charges and certain variable expenses to be in the range of $8.5 million to $9.0 million.

We expect 2018 scheduled non-cash Patent Amortization expense to be approximately $20.5 million.

We expect 2018 noncash stock compensation expense, based on currently outstanding equity grants to be approximately $2.7 million. This estimate excludes stock compensation expense for our Veritone related Profits Interests which will fluctuate based on movements in Veritone's stock price during 2018.

This concludes our summary of the first quarter 2018 results. I will now turn the call back over to Ed Treska.

Thank you Clayton.

Today I will provide brief updates for litigation activity in Acacia’s CCE, Saint Lawrence and Limestone subsidiaries. Overall, since our last report on February 13th, there have been limited changes to the pending cases we are reporting on today.

Starting with CCE, trials for HTC and ZTE are still on track to begin on September 17, 2018.  A second trial against the same two defendants is scheduled for February of 2019. An important hearing for the upcoming September trial addressing multiple summary judgment motions from all parties will be heard on May 17th at the district court in Texas. The results from the May 17th hearing will shape many of the disputed issues at the September trial. In addition, the district court in Texas lifted a stay in a third set of cases against HTC and ZTE after the Patent Trial and Appeal Board upheld the validity of the primary patent in those cases.

For our Saint Lawrence subsidiary, and following the resolution of the cases with Apple, we continue to press forward with our remaining cases against Motorola. In the U.S., we are still awaiting final rulings on post-judgment motions filed with trial court including Saint Lawrence’s motion to recover its attorney’s fees. In Germany, we recently prevailed against a validity challenge to one of our primary patents which will allow us to continue the proceedings on that patent as we seek to recover infringement damages from Motorola.

With respect to Limestone Memory Systems, and as we announced during our last earnings call, the cases are proceeding against the defendants with four patents in suit. We are still at the early stages of this litigation with the Markman hearing date scheduled for fall 2019 and trial scheduled in early 2020.

We will continue to update you on further developments in the cases just mentioned as well as significant litigation activity pending with other Acacia subsidiaries. Thank you and I’ll turn the call back over to Rob.

Thank you, Clayton and Ed.

As Clayton mentioned, in Q1 2018 our team at Acacia generated licensing revenue of $62 million, which ranks as one of the highest revenue generating quarters in the company’s history. We are pleased with these results and our licensing success in the quarter. Acacia remains committed to investing in and monetizing our quality patent assets for the benefit of our shareholders and IP partners.

As stated during previous earnings calls, our goal is not to manage the financial results of the company on a quarter by quarter basis, but rather to maximize the value of our assets and build long-term shareholder value. We want to remind shareholders, that due to the nature of patent licensing, our revenues may vary significantly quarter to quarter.

As many of you know, several years ago our Board and management team recognized developing headwinds in the IP licensing environment. It was important to address these challenges, without jeopardizing our ability to continue to prosecute our IP and generate licensing revenue. The headwinds in the patent licensing business have not subsided. Just last week the Supreme Court ruled that IPRs are constitutional and may continue to be used to invalidate patents. IPRs or the Inter Partes Reviews, can result in the loss of previously established patent rights or can lead to significant delays in infringement litigation. The continuing threat of IPR proceedings undoubtedly increases the cost, risk and complexity of infringement actions.

The growing challenges in IP licensing resulted in a strategic and focused response from our board and management to drive efficiencies in our IP business. Since early 2016, we have reduced our fixed G&A related expense run rate by over 50%, and reduced our headcount by more than 70%. We also have reduced our legal costs, both as a percentage of revenue and in absolute terms. At the same time, we have intensified our focus on maximizing the value of our existing IP assets and opportunities. As a result, during the same period Acacia generated more than $280 million in licensing revenue.

Earlier this year the Board formed a Strategic Review Committee in an ongoing effort to identify, evaluate and implement potential strategic opportunities. The Board has also added new directors with extensive financial and technology investment experience as we seek to capitalize on opportunities to increase shareholder value. For example, Acacia recently added Paul Falzone to the Board. Mr. Falzone has decades of technology operating and investing experience. The Board had vetted Paul for over a year and we are pleased he finally accepted the invitation to join the Board. We also recently added Joe Davis, a respected and experienced financial executive, auditor and financial expert.

Business transformations are challenging and complex, however, our management team and the Board are committed to Acacia and to building long-term shareholder value.

We continue to be excited about our investments in Veritone and Miso. On our last earnings call, we mentioned that Miso was planning to debut its first commercial version of “Flippy,” Miso’s autonomous robotic kitchen assistant. The team at Miso has made significant progress and I am pleased to share that Flippy has received all necessary regulatory approvals to begin cooking for the public at Cali Burger’s Pasadena location this week. This is a great milestone and accomplishment for Miso. Real world success for their robotic operating platform establishes a firm footing for ongoing discussions with significant restaurant groups, retailers and food service companies that can utilize Miso’s AI and robotics solutions.

Recently we have received some questions from our shareholders which stem from the current proxy contest and inaccurate allegations asserted by two small funds. I wanted to take a moment to clarify certain statements and mention a few other important facts.

As detailed in the company’s preliminary proxy statement, our compensation practices have evolved over several years in response both to institutional shareholder input and our own restructuring initiatives. For example, to align our management with shareholder interests, in 2016 we discontinued the company’s prior practice of granting restricted stock awards that vested merely upon passage of time. With the assistance of an independent compensation consultant the Board instituted a more shareholder-friendly equity compensation structure with concentration on performance-based option grants. In fact, a large block of the equity incentive options held by management and the executive chairman have a strike price of $5.75 and do not fully vest until Acacia’s stock reaches prices between $8.00 and $10.00 a share prior to August 1, 2020.

With our compensation consultant’s assistance, the board also developed programs that tied our executive compensation directly to the returns earned on Acacia’s investments. In an effort to create a structure that is similar to how we incentivize our team based on the performance of our patent portfolios, our consultant recommended a profits interest structure. For Veritone, this profits interest approach aligns the compensation of those participating, with the returns earned by Acacia and our shareholders on Veritone. It is important to note that the profits interest plan does not include any Acacia owned Veritone common shares but rather involves a portion of Acacia’s Veritone warrants.

Performance based compensation is a continuing goal of the Board. We thank our shareholders for appreciating this and approving our executive compensation arrangements during last year’s annual meeting, with more than 97% voting in favor of this approach.

The two fund investors now seek to replace two of our Board members at this year’s upcoming annual meeting. We always are open to suggestions for improving the business and we recently met with one of their representatives. Frankly, we were disappointed that they were unable to provide any insight into our patent licensing business or any thoughts on future plans or strategies for Acacia.

We also were surprised to learn through their SEC filings that one of the fund’s principals was short our stock for over two years and was personally short Acacia shares while his fund was buying Acacia stock. This short position was not closed out until days before nominating representatives for Acacia’s Board.

We feel it is more prudent to take a longer view. Our Executive Chairman, Mr. Graziadio, for example, along with his family trusts, have invested more than $5M in open market purchases of Acacia stock. This represents more shares of Acacia stock than is owned by either BLR Partners or Sidus, the two companies who are seeking to add representatives to Acacia’s Board. Additionally, Mr. Walsh, the other board member up for re-election has also purchased nearly $2 million of Acacia stock. The stock purchases of Mr. Graziadio and Mr. Walsh reflect their commitment to Acacia and positive long-term view.

The IP licensing business has been difficult for everyone and we are well aware of our stock price decline and that of our competitors. We are working with outstanding external advisors to refine our strategy and analyze various opportunities. We anticipate sharing more news with you in the future about our efforts to create substantial value for our shareholders.

We welcome any shareholder feedback as we pursue these opportunities and look forward to speaking with you over the coming weeks prior to our annual shareholders meeting. We have had discussions with many of you over the past several months and we value your opinions and the opportunity to communicate and discuss our business or any concerns you may have.

As always, if anyone has any questions please do not hesitate to call Clayton or me.

Thank you very much for joining us on today’s call.

About Acacia Research Corporation

Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with potentially disruptive technologies such as Artificial Intelligence and robotics.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Important Additional Information and Where to Find It

This document may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2018 annual meeting of stockholders (the “Annual Meeting”). The Company intends to promptly file with the SEC its definitive proxy statement and WHITE proxy card relating to the Annual Meeting. When such definitive proxy statement is cleared by the SEC Staff, the Company intends to file with the SEC and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.